Exhibit 99.3

Press Release

LOS ANGELES--(BUSINESS WIRE)--PASW, Inc. (OTCBB:PASW - News) announced today that it has completed the merger with VirnetX, Inc., a development stage corporation that is engaged in software development for secure real time communications.

Under the terms of the merger agreement:

VirnetX has become a wholly owned subsidiary of PASW;

PASW has caused the officers and directors of VirnetX to become officers and directors of PASW and;

A $4.5 million bridge loan consisting of $1.5 million previously made available and $3 million made available at the closing of the merger has been converted to PASW equity,

The merger has resulted in the current stockholders of PASW owning approximately 4.852% of the company on a fully diluted basis and the security holders of VirnetX, together with certain new investors, option holders and warrant holders owning the balance.

About PASW:

PASW, Inc., formerly Pacific Softworks, Inc., was incorporated in California in November 1992. It was reincorporated in Delaware in May 2007.The Company developed and licensed Internet and Web related software and software development tools that enable communications, based on a set of rules known as protocols. From January 2001 the operations, consisting of sales of software and licenses, were conducted principally through an administrative office in Northern California and the sales office of a subsidiary, National Research Corporation - Japan ("NRCJ"). In January 2003 the Company sold the operating assets of NRCJ and the sales office was closed. However, the Company has continued to receive royalty income from a former NRCJ customer.

About VirnetX:

VirnetX, Inc., is a development stage company that is engaged in developing products for "real time" communications such as Instant Messaging and Voice over Internet Protocol, licensing its patent portfolio and providing contract research, prototyping, systems integration and technical services to numerous branches of the U.S. Federal government, network service providers and OEM partners. The company's technology is designed to provide:

Single-click security solutions for real time communications; and

Provide end-to-end security for VoIP, Video Conferencing and other types of peer-to-peer collaboration without degradation in quality of service.

The company is currently engaged in litigation against Microsoft Corporation in the Eastern District of Texas regarding Microsoft's infringement of VirnetX's patents. The name VirnetX is derived from the core function of the company's technology, namely Virtual Network Exchange. VirnetX is a Delaware corporation incorporated in November 2005 and is headquartered in Scotts Valley, California.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities of PASW in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the PASW may not proceed as contemplated, particularly if any conditions to closing are not satisfied, and by all other matters specified in PASW's filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. PASW does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the PASW's filings with the Securities and Exchange Commission, including its most recent periodic report.

Contact:

PASW, Inc.

Bill Sliney, 925-828-0934